Exhibit 99.4

Cordlife Group Limited
1 Yishun Industrial Street 1 • A’Posh Bizhub • #06-01/09 • Singapore 768160
Phone (65) 6238 0808 • Fax (65) 6238 1108
Find Out More • info@cordlife.com • For Cordlife Parents • customercare@cordlife.com
Company Registration Number: 200102883E

Date: 27 September 2013

Board of Directors

China Cord Blood Corporation

48th Floor, Bank of China Tower

1 Garden Road, Central

Hong Kong

Attention: Mr Albert Chen

Dear Sir,

We refer to the share purchase agreement (“SPA”) dated 15 August 2012 between China Cord Blood Corporation and Cordlife Group Limited (the “Investor”). All capitalised terms used herein shall, unless otherwise defined, have the same meanings as used in the SPA.

We, the Investor, hereby:

(a)                                 acknowledge that we have no objection to the resignation of Mr Yee Pinh Jeremy as a Nominee Director with effect from 27 September 2013 (the “Effective Date”); and

(b)                                 irrevocably waive our rights under Section 8.9 of the SPA to appoint a Nominee Director to the Board after the Effective Date.

Save to the extent waived as aforesaid, the terms and conditions of the SPA shall remain in full force and effect and nothing in this letter shall affect any accrued rights or interests of the parties under the SPA existing immediately prior to the date hereof.

For and on behalf or Cordlife Group Limited

/s/ Yee Pinh Jeremy
Name: Yee Pinh Jeremy
Title: Director